Exhibit 99.1

Clearway Energy, Inc. Reports First Quarter 2021 Financial Results

•Raised $925 million of corporate capital through the issuance of the 2031 "Green Bond" Senior Notes
•Closed the acquisition of the 264 MW Mt. Storm wind project
•Executed a multi-year, 100 MW Resource Adequacy agreement at Marsh Landing
•Raising pro forma CAFD outlook
•Increasing the quarterly dividend by 1.5% to $0.329 per share in the second quarter of 2021; On track to achieve the upper end of 5-8% annual growth target by year end

PRINCETON, NJ — May 6, 2021— Clearway Energy, Inc. (NYSE: CWEN, CWEN.A) today reported first quarter 2021 financial results, including a Net Loss of $76 million, Adjusted EBITDA of $198 million, Cash from Operating Activities of $47 million, and Cash Available for Distribution (CAFD) of $(15) million.

"Clearway continues to execute on its business objectives through balance sheet optimization, new project execution, and by advancing efforts to commercialize the Company's California natural gas portfolio for post contract periods," said Christopher Sotos, Clearway Energy, Inc.’s President and Chief Executive Officer. "In March, Clearway raised $925 million in new Green Bonds due in 2031 at an attractive cost which lowered the Company's cash interest costs by refinancing the $600 million 2025 Senior Notes while also providing additional permanent capital to fund growth. The Company has now closed the previously announced acquisition of the 264 MW Mt. Storm wind project located in West Virginia, providing further geographic diversification to the Company. Lastly, we are pleased to announce the execution of a seven-and-a-half year Resource Adequacy agreement at Marsh Landing for 100 MW at a price that would maintain project level CAFD at the end of the existing contract if applied to the full capacity of the plant."

"Due to the reduced interest expense related to the refinancing of the 2025 Senior Notes, we are also pleased to announce an increase in the Company’s pro forma CAFD outlook to $395 million which further positions Clearway for sustained long term dividend growth.”

Adjusted EBITDA and Cash Available for Distribution used in this press release are non-GAAP measures and are explained in greater detail under “Non-GAAP Financial Information” below.

Overview of Financial and Operating Results

Segment Results

Table 1: Net (Loss)/ Income

($ millions)	Three Months Ended
Segment	3/31/21	3/31/20
Conventional	33	18
Renewables	(56)	(114)
Thermal	4	2
Corporate	(57)	(13)
Net (Loss)/ Income	(76)	(107)

Table 2: Adjusted EBITDA

($ millions)	Three Months Ended
Segment	3/31/21	3/31/20
Conventional	87	90
Renewables	103	126
Thermal	17	17
Corporate	(9)	(8)
Adjusted EBITDA	$198	$225

Table 3: Cash from Operating Activities and Cash Available for Distribution (CAFD)

	Three Months Ended
($ millions)	3/31/21	3/31/20
Cash from Operating Activities	$47	$84
Cash Available for Distribution (CAFD)[1]	$(15)	$8

For the first quarter of 2021, the Company reported a Net Loss of $76 million, Adjusted EBITDA of $198 million, Cash from Operating Activities of $47 million, and CAFD of $(15) million. Net Loss decreased versus the first quarter of 2020 primarily due to the non-cash change in the fair value of interest rate swaps. First quarter Adjusted EBITDA results were lower than 2020 primarily due to the impact from the previously disclosed February 2021 Texas winter event. Due to the consolidation of certain projects in the company's financial statements, Adjusted EBITDA also reflects the financial impact of the Texas winter event attributable to third party equity investors. The impact of the Texas winter event was partially offset by the contribution of growth investments, including the acquisition of the 35% interest in Agua Caliente, and strong production at renewable projects on the West coast of the United States versus last year. In the first quarter of 2021, CAFD results were lower than 2020 primarily due to the impact of the Texas winter event and accelerated accrued corporate interest due to the repurchase of the 2025 Senior Notes.

COVID-19 Update

Due to the COVID-19 pandemic, the Company has implemented measures and developed corporate and regional response plans to protect its employees and to maintain safe and reliable operations at its facilities. The Company does not currently anticipate any material impact to its financial conditions resulting from the pandemic, however it has seen some degradation in volumetric sales at certain Thermal locations. The Company continues to anticipate that there will be lower volumetric sales at the Thermal segment through 2021.

Operational Performance

Table 4: Selected Operating Results

(MWh and MWht in thousands)	Three Months Ended
	3/31/21	3/31/20
Conventional Equivalent Availability Factor[2]	83.2%	89.0%
Renewables Generation Sold (MWh)[3]	2,530	1,676
Thermal Generation Sold (MWh/MWht)	624	628

In the first quarter of 2021, availability at the Conventional segment was lower than the first quarter of 2020 primarily due to shortened spring outages in 2020 at several projects to manage labor availability given the onset of the COVID-19 pandemic.

Generation in the Renewables segment during the first quarter of 2021 was 51% higher than the first quarter of 2020 primarily due to improved renewable energy conditions on the West coast and from the execution of growth investments. These growth investments included the acquisition of the 35% interest in Agua Caliente and the additional interest in the
1 Includes adjustments to reflect CAFD generated by unconsolidated investments that were not able to distribute project dividends prior to PG&E's emergence from bankruptcy on July 1, 2020 and subsequent release post-bankruptcy
2 Excludes unconsolidated projects
3 Generation sold excludes MWh that are reimbursable for economic curtailment

Distributed Generation partnerships where results for both are now consolidated due to the resulting change in ownership. Thermal generation sold was 1% lower during the first quarter of 2021 versus last year primarily due to the divestiture of Dover.

During February 2021, Texas experienced extreme winter weather conditions. Certain of the Company's wind projects were unable to operate and experienced outages due to the weather conditions at that time. The Company continues to assess the full financial exposure related to the circumstances, including potential mitigants, ongoing discussions with contractual counterparties, any potential disputes which may result, any state sponsored solutions to address the financial impacts caused by the circumstances and any regulatory developments in Texas. During the quarter, and inclusive of amounts related to third party equity investors, the Company recorded a reduction of approximately $50 million in revenue to settle obligations for wind facilities during the extreme weather conditions. Based on available information, and after adjusting for third party equity investor contributions, the Company currently estimates a potential cash impact between $25 million and $30 million in 2021, of which approximately $25 million was in the first quarter.

Liquidity and Capital Resources

Table 5: Liquidity

($ millions)	3/31/2021	12/31/2020
Cash and Cash Equivalents:
Clearway Energy, Inc. and Clearway Energy LLC, excluding subsidiaries	$32	$119
Subsidiaries	112	149
Restricted Cash:
Operating accounts	114	73
Reserves, including debt service, distributions, performance obligations and other reserves	173	124
Total Cash	$431	$465
Revolving credit facility availability	400	429
Total Liquidity	$831	$894

Total liquidity as of March 31, 2021 was $831 million, which was $63 million lower than as of December 31, 2020 primarily due to the execution of growth investments and the redemption of the 2025 Senior Notes. This was partially offset by the issuance of the 2031 Senior Notes.

The Company's liquidity includes $287 million of restricted cash as of March 31, 2021. Restricted cash consists primarily of funds to satisfy the requirements of certain debt arrangements and funds held within the Company's projects that are restricted in their use. As of March 31, 2021, these restricted funds were comprised of $114 million designated to fund operating expenses, approximately $45 million designated for current debt service payments, and $93 million of reserves for debt service, performance obligations and other items including capital expenditures. The remaining $35 million is held in distribution reserve accounts.

Potential future sources of liquidity include excess operating cash flow, availability under the revolving credit facility, asset dispositions, and, subject to market conditions, new corporate debt and equity financings.

Growth Investments and Commercial Agreements

Acquisition of Mt. Storm Wind Project

On April 23, 2021, the Company acquired Mt. Storm, a 264 MW wind asset in West Virginia, from Castleton Commodities International. Mt. Storm has a 10-year energy hedge with an investment-grade counterparty. The corporate capital commitment for the transaction was $96 million excluding working capital and other adjustments. The Company utilized existing corporate liquidity to fund the transaction. The project is not expected to have a meaningful contribution to CAFD in 2021 but is expected to contribute asset CAFD on a five-year average annual basis of approximately $10 million beginning January 1, 2022.

Resource Adequacy Agreement at Marsh Landing

On May 3, 2021, the Company contracted with a California Load Serving Entity to sell 100 MW of Resource Adequacy commencing in May 2023. The agreement is for seven-and-a-half years and is at terms which would maintain project level CAFD at the end of the contract period when no project level non-recourse debt remains if applied to the full capacity of the plant.

Financing Update

2031 "Green Bond" Senior Notes

On March 9, 2021, Clearway Energy Operating LLC completed the sale of $925 million of senior unsecured notes due 2031, or the 2031 Senior Notes. The 2031 Senior Notes bear interest at 3.750% and mature on February 15, 2031. Interest on the 2031 Senior Notes is payable semi-annually on February 15 and August 15 of each year, and interest payments will commence on August 15, 2021. The 2031 Senior Notes are unsecured obligations of Clearway Energy Operating LLC and are guaranteed by Clearway Energy LLC and by certain of Clearway Energy Operating LLC's wholly owned current and future subsidiaries. The net proceeds from the 2031 Senior Notes were used to repurchase the 2025 Senior Notes, as well as to repay amounts outstanding under the Company’s revolving credit facility and for general corporate purposes.

Repurchase of 2025 Senior Notes

On March 9, 2021, the Company completed the repurchase of an aggregate principal amount of $411 million, or 68.6%, of the 2025 Senior Notes outstanding as part of the cash tender offer announced on March 2, 2021. Additionally, $6 million of the 2025 Senior Notes that were subject to guaranteed delivery procedures were subsequently repurchased on March 11, 2021. Concurrent with the launch of the tender offer, the Company exercised its right to optionally redeem the remaining principal amount of $183 million that were not validly tendered and purchased in the tender offer, pursuant to the terms of the indenture governing the 2025 Senior Notes. The 2025 Senior Notes repurchased and redeemed in March 2021 were effectuated at a premium of approximately 106% for total consideration of $636 million.
Quarterly Dividend

On April 29, 2021, Clearway Energy, Inc.’s Board of Directors declared a quarterly dividend on Class A and Class C common stock of $0.329 per share payable on June 15, 2021, to stockholders of record as of June 1, 2021.
Seasonality

Clearway Energy, Inc.’s quarterly operating results are impacted by seasonal factors, as well as weather variability which can impact renewable energy resource and volumetric sales of steam and chilled water at the Thermal segment. Most of the Company's revenues are generated from the months of May through September, as contracted pricing and renewable resources are at their highest levels in the Company’s portfolio. Factors driving the fluctuation in Net Income, Adjusted EBITDA, Cash from Operating Activities, and CAFD include the following:

•Higher summer capacity prices from conventional assets;
•Higher solar insolation during the summer months;
•Higher wind resources during the spring and summer months;
•Debt service payments which are made either quarterly or semi-annually;
•Timing of maintenance capital expenditures and the impact of both unforced and forced outages; and
•Timing of distributions from unconsolidated affiliates

The Company takes into consideration the timing of these factors to ensure sufficient funds are available for distributions and operating activities on a quarterly basis.

Financial Guidance and Pro Forma CAFD Outlook

The Company is reiterating its 2021 full year CAFD guidance of $325 million.

2021 financial guidance factors in the contribution of committed growth investments based on current expected closing timelines, the change in cash interest payments due to the issuance of the 2031 Senior Notes and the repayment of the 2025 Senior Notes, estimates for potential impacts on Thermal volumes related to the COVID-19 pandemic, and the Company’s current estimated financial exposure from the previously disclosed February 2021 severe weather event in Texas. 2021 CAFD guidance does not factor in the timing of when CAFD is realized from new growth investments pursuant to 5-year averages beyond 2021.

With the effects above and the timing of CAFD realization pursuant to 5-year averages, the Company is updating its pro forma CAFD outlook expectations to approximately $395 million.

Financial guidance and the pro forma CAFD outlook continue to be based on median renewable energy production estimates for the full year.

Earnings Conference Call

On May 6, 2021, Clearway Energy, Inc. will host a conference call at 8:00 a.m. Eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to Clearway Energy, Inc.’s website at http://www.clearwayenergy.com and clicking on “Presentations & Webcasts” under “Investor Relations.”

About Clearway Energy, Inc.

Clearway Energy, Inc. is one of the largest renewable energy owners in the US with over 4,200 net MW of installed wind and solar generation projects. Clearway Energy’s over 8,000 net MW of assets also includes approximately 2,500 net MW of environmentally-sound, highly efficient natural gas generation facilities as well as a portfolio of district energy systems. Through this environmentally-sound diversified and primarily contracted portfolio, Clearway Energy endeavors to provide its investors with stable and growing dividend income. Clearway Energy’s Class C and Class A common stock are traded on the New York Stock Exchange under the symbols CWEN and CWEN.A, respectively. Clearway Energy, Inc. is sponsored by its controlling investor Global Infrastructure Partners III (GIP), an independent infrastructure fund manager that invests in infrastructure and businesses in both OECD and select emerging market countries, through GIP’s portfolio company, Clearway Energy Group.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “expect,” “estimate,” "target," “anticipate,” “forecast,” “plan,” “outlook,” “believe” and similar terms.  Such forward-looking statements include, but are not limited to, statements regarding the estimated impact of recent weather events on the Company, its operations, its facilities and its financial results, the Company’s response to such weather events, impacts related to COVID-19 or any other pandemic, the benefits of the relationship with Global Infrastructure Partners III (GIP) and GIP’s expertise, the Company’s future relationship and arrangements with GIP and Clearway Energy Group, as well as the Company's dividend expectations, Net Income, Adjusted EBITDA, Cash from Operating Activities, Cash Available for Distribution, the Company’s future revenues, income, indebtedness, capital structure, strategy, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.

Although Clearway Energy, Inc. believes that the expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, impacts related to COVID-19 or any other pandemic, general economic conditions, hazards customary in the power industry, weather conditions, including wind and solar performance, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulations, the condition of capital markets generally, the Company's ability to access capital markets, cyber terrorism and inadequate cybersecurity, the ability to engage in successful acquisitions activity, unanticipated outages at its generation facilities, adverse results in current and future litigation, failure to identify, execute or successfully implement acquisitions (including receipt of third party consents and regulatory approvals), the Company's ability to enter into new contracts as existing contracts expire, risk relating to the Company's relationships with GIP and Clearway Energy Group, the Company's ability to acquire assets from GIP, Clearway Energy Group or third parties, the Company's ability to close drop down transactions, and the Company's ability to maintain and grow its quarterly dividends. Furthermore, any dividends are subject to available capital, market conditions, and compliance with associated laws and regulations.

Clearway Energy, Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Adjusted EBITDA and Cash Available for Distribution are estimates as of today’s date, May 6, 2021, and are based on assumptions believed to be reasonable as of this date. Clearway Energy, Inc. expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause Clearway Energy, Inc.’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect Clearway Energy, Inc.’s future results included in Clearway Energy, Inc.’s filings with the Securities and Exchange Commission at www.sec.gov. In addition, Clearway Energy, Inc. makes available free of charge at www.clearwayenergy.com, copies of materials it files with, or furnishes to, the Securities and Exchange Commission.

# # #
Contacts:

Investors:                Media:
    Akil Marsh                Zadie Oleksiw
    investor.relations@clearwayenergy.com    media@clearwayenergy.com
    609-608-1500                202-836-5754

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
(In millions, except per share amounts)	2021	2020
Operating Revenues
Total operating revenues	$237	$258
Operating Costs and Expenses
Cost of operations	110	93
Depreciation, amortization and accretion	128	102
General and administrative	10	9
Transaction and integration costs	2	1
Development costs	1	1
Total operating costs and expenses	251	206
Operating (Loss) Income	(14)	52
Other Income (Expense)
Equity in earnings (losses) of unconsolidated affiliates	4	(13)
Other income, net	1	2
Loss on debt extinguishment	(42)	(3)
Interest expense	(45)	(167)
Total other expense, net	(82)	(181)
Loss Before Income Taxes	(96)	(129)
Income tax benefit	(20)	(22)
Net Loss	(76)	(107)
Less: Loss attributable to noncontrolling interests and redeemable interests	(79)	(78)
Net Income (Loss) Attributable to Clearway Energy, Inc.	$3	$(29)
Earnings Per Share Attributable to Clearway Energy, Inc. Class A and Class C Common Stockholders
Weighted average number of Class A common shares outstanding - basic and diluted	35	35
Weighted average number of Class C common shares outstanding - basic and diluted	82	79
Earnings (Loss) per Weighted Average Class A and Class C Common Share - Basic and Diluted	$0.03	$(0.26)
Dividends Per Class A Common Share	$0.324	$0.210
Dividends Per Class C Common Share	$0.324	$0.210

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three months ended March 31,
(In millions)	2021	2020
Net Loss	$(76)	$(107)
Other Comprehensive Income (Loss)
Unrealized gain (loss) on derivatives, net of income tax expense (benefit) of $2 and $(2)	11	(12)
Other comprehensive income (loss)	11	(12)
Comprehensive Loss	(65)	(119)
Less: Comprehensive loss attributable to noncontrolling interests and redeemable interests	(72)	(84)
Comprehensive Income (Loss) Attributable to Clearway Energy, Inc.	$7	$(35)

CLEARWAY ENERGY, INC.
CONSOLIDATED BALANCE SHEETS

(In millions, except shares)	March 31, 2021	December 31, 2020
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$144	$268
Restricted cash	287	197
Accounts receivable — trade	159	143
Inventory	43	42
Prepayments and other current assets	101	58
Total current assets	734	708
Property, plant and equipment, net	7,490	7,217
Other Assets
Equity investments in affiliates	645	741
Intangible assets for power purchase agreements, net	2,223	1,231
Other intangible assets, net	136	139
Derivative instruments	8	1
Deferred income taxes	125	104
Right of use assets, net	348	337
Other non-current assets	139	114
Total other assets	3,624	2,667
Total Assets	$11,848	$10,592
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$500	$384
Accounts payable — trade	93	72
Accounts payable — affiliates	17	17
Derivative instruments	37	38
Accrued interest expense	39	44
Accrued expenses and other current liabilities	62	79
Total current liabilities	748	634
Other Liabilities
Long-term debt	7,463	6,585
Derivative instruments	107	135
Long-term lease liabilities	354	345
Other non-current liabilities	181	178
Total non-current liabilities	8,105	7,243
Total Liabilities	8,853	7,877
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Class A, Class B, Class C and Class D common stock, $0.01 par value; 3,000,000,000 shares authorized (Class A 500,000,000, Class B 500,000,000, Class C 1,000,000,000, Class D 1,000,000,000); 201,818,187 shares issued and outstanding (Class A 34,599,645, Class B 42,738,750, Class C 81,741,042, Class D 42,738,750) at March 31, 2021 and 201,635,990 shares issued and outstanding (Class A 34,599,645, Class B 42,738,750, Class C 81,558,845, Class D 42,738,750) at December 31, 2020	1	1
Additional paid-in capital	1,886	1,922
Accumulated deficit	(81)	(84)
Accumulated other comprehensive loss	(10)	(14)
Noncontrolling interest	1,199	890
Total Stockholders' Equity	2,995	2,715
Total Liabilities and Stockholders' Equity	$11,848	$10,592

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended March 31,
(In millions)	2021	2020
Cash Flows from Operating Activities
Net Loss	$(76)	$(107)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in (earnings) losses of unconsolidated affiliates	(4)	13
Distributions from unconsolidated affiliates	13	5
Depreciation, amortization and accretion	128	102
Amortization of financing costs and debt discounts	4	4
Amortization of intangibles	32	22
Loss on debt extinguishment	42	3
Reduction in carrying amount of right-of-use assets	2	2
Changes in deferred income taxes	(20)	(22)
Changes in derivative instruments	(27)	85
Cash used in changes in other working capital
Changes in prepaid and accrued liabilities for tolling agreements	(44)	(45)
Changes in other working capital	(3)	22
Net Cash Provided by Operating Activities	47	84
Cash Flows from Investing Activities
Acquisition of Agua Caliente, net of cash acquired	(111)	—
Acquisition of Drop Down Asset	(132)	—
Capital expenditures	(79)	(40)
Return of investment from unconsolidated affiliates	8	12
Investments in unconsolidated affiliates	—	(7)
Proceeds from sale of assets	—	15
Insurance proceeds	—	3
Net Cash Used in Investing Activities	(314)	(17)
Cash Flows from Financing Activities
Net contributions from noncontrolling interests	229	154
Net proceeds from the issuance of common stock	—	10
Payments of dividends and distributions	(66)	(42)
Payments of debt issuance costs	(15)	—
Proceeds from the revolving credit facility	195	180
Payments for the revolving credit facility	(170)	—
Proceeds from the issuance of long-term debt	1,004	31
Payments for long-term debt	(957)	(437)
Other	13	—
Net Cash Provided by (Used in) Financing Activities	233	(104)
Net Decrease in Cash, Cash Equivalents and Restricted Cash	(34)	(37)
Cash, Cash Equivalents and Restricted Cash at beginning of period	465	417
Cash, Cash Equivalents and Restricted Cash at end of period	$431	$380

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the Three Months Ended March 31, 2021
(Unaudited)

(In millions)	Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Stockholders' Equity
Balances at December 31, 2020	$—	$1	$1,922	$(84)	$(14)	$890	$2,715
Net income (loss)	—	—	—	3	—	(81)	(78)
Unrealized gain on derivatives, net of tax	—	—	—	—	4	7	11
Contributions from CEG, non-cash	—	—	—	—	—	27	27
Contributions from CEG, cash	—	—	—	—	—	103	103
Contributions from noncontrolling interests, net of distributions, cash	—	—	—	—	—	126	126
Agua Caliente acquisition	—	—	—	—	—	273	273
Rattlesnake Drop Down	—	—	—	—	—	(118)	(118)
Non-cash adjustments for change in tax basis	—	—	2	—	—	—	2
Common stock dividends and distributions to CEG	—	—	(38)	—	—	(28)	(66)
Balances at March 31, 2021	$—	$1	$1,886	$(81)	$(10)	$1,199	$2,995

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the Three Months Ended March 31, 2020
(Unaudited)

(In millions)	Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non-controlling Interest	Total Stockholders' Equity
Balances at December 31, 2019	$—	$1	$1,936	$(72)	$(15)	$413	$2,263
Net loss	—	—	—	(29)	—	(78)	(107)
Unrealized loss on derivatives, net of tax	—	—	—	—	(6)	(6)	(12)
Contributions from CEG, cash	—	—	—	—	—	4	4
Contributions from tax equity interests, net of distributions, cash	—	—	—	—	—	150	150
Net proceeds from the issuance of common stock under the ATM Program	—	—	10	—	—	—	10
Distributions to tax equity investors, non-cash	—	—	—	—	—	(2)	(2)
Common stock dividends and distributions to CEG	—	—	(24)	—	—	(18)	(42)
Balances at March 31, 2020	$—	$1	$1,922	$(101)	$(21)	$463	$2,264

Appendix Table A-1: Three Months Ended March 31, 2021, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

	Conventional	Renewables	Thermal	Corporate	Total
Net Income (Loss)	$33	$(56)	$4	$(57)	$(76)
Plus:
Income Tax Benefit	—	—	—	(20)	(20)
Interest Expense, net	11	4	5	25	45
Depreciation, Amortization, and ARO	34	87	7	—	128
Contract Amortization	6	25	1	—	32
Loss on Debt Extinguishment	—	1	—	41	42
Mark to Market (MtM) Losses on Economic Hedges	—	24	—	—	24
Transaction and Integration costs	—	—	—	2	2
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	3	18	—	—	21
Adjusted EBITDA	$87	$103	$17	$(9)	$198

Appendix Table A-2: Three Months Ended March 31, 2020, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

	Conventional	Renewables	Thermal	Corporate	Total
Net Income (Loss)	$18	$(114)	$2	$(13)	$(107)
Plus:
Income Tax Benefit	—	—	—	(22)	(22)
Interest Expense, net	30	109	5	23	167
Depreciation, Amortization, and ARO	33	62	7	—	102
Contract Amortization	6	15	1	—	22
Loss on Debt Extinguishment	—	—	—	3	3
Mark to Market (MtM) Losses on economic hedges	—	5	—	—	5
Transaction and Integration costs	—	—	—	1	1
Other Non-recurring Charges	—	—	2	—	2
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	3	49	—	—	52
Adjusted EBITDA	$90	$126	$17	$(8)	$225

Appendix Table A-3: Cash Available for Distribution Reconciliation
The following table summarizes the calculation of Cash Available for Distribution and provides a reconciliation to Cash from Operating Activities:

	Three Months Ended
($ in millions)	3/31/21	3/31/20
Adjusted EBITDA	$198	$225
Cash interest paid	(93)	(64)
Changes in prepaid and accrued liabilities for tolling agreements	(44)	(45)
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(25)	(39)
Distributions from unconsolidated affiliates	13	5
Changes in working capital and other	(2)	2
Cash from Operating Activities	47	84
Changes in working capital and other	2	(2)
Development Expenses[4]	1	1
Return of investment from unconsolidated affiliates	8	12
Net contributions from non-controlling interest[5]	27	—
Maintenance capital expenditures	(6)	(8)
Principal amortization of indebtedness[6]	(94)	(87)
Adjustments to reflect CAFD generated by unconsolidated investments that are unable to distribute project dividends due to the PG&E bankruptcy	—	8
Cash Available for Distribution	$(15)	$8

4 Primarily relates to Thermal Development Expenses
5 2021 excludes $107 million of contributions related to funding of Rattlesnake; 2020 excludes $152 million of contributions relating to funding of Repowering 1.0 Partnership
6 2021 excludes $805 million total consideration for the redemption of Corporate Notes and revolver payments, $52 million in connection with Pinnacle repowering; 2020 excludes $260 million for the repayment of construction financing in connection with the Repowering 1.0 Partnership and $90 million total consideration for the redemption of Corporate Notes

Appendix Table A-4: Three Months Ended March 31, 2021, Sources and Uses of Liquidity
The following table summarizes the sources and uses of liquidity in 2021:

Three Months Ended
($ in millions)	3/31/21
Sources:
Proceeds from the issuance of long-term debt	1,004
Net contributions from non-controlling interests	229
Proceeds from the revolving credit facility	195
Net cash provided by operating activities	47
Return of investment from unconsolidated affiliates	8
Other net cash inflows	13

Uses:
Payments for long-term debt	(957)
Payments for the revolving credit facility	(170)
Acquisition of Drop Down Asset	(132)
Acquisition of Agua Caliente, net of cash acquired	(111)
Capital expenditures	(79)
Payment of dividends and distributions	(66)
Payments of debt issuance costs	(15)

Change in total cash, cash equivalents, and restricted cash	$(34)

Appendix Table A-5: Adjusted EBITDA and Cash Available for Distribution Guidance

($ in millions)	2021 Full Year Guidance	Pro Forma CAFD Outlook
Net Income	$120	$265
Income Tax Expense	20	45
Interest Expense, net	365	345
Depreciation, Amortization, and ARO Expense	600	600
Adjustment to reflect CWEN share of Adjusted EBITDA in unconsolidated affiliates	75	75
Non-Cash Equity Compensation	5	5
Adjusted EBITDA	1,185	1,335
Cash interest paid	(347)	(338)
Changes in prepaid and accrued liabilities for tolling agreements	5	10
Adjustment to reflect sale-type lease[7]	(7)	6
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(119)	(116)
Cash distributions from unconsolidated affiliates[8]	81	81
Income Tax Payment	(1)	—
Cash from Operating Activities	797	978
Development Expense[9]	5	5
Net distributions to non-controlling interest[10]	(33)	(99)
Maintenance capital expenditures	(28)	(33)
Principal amortization of indebtedness	(416)	(456)
Cash Available for Distribution	$325	$395
Add Back: Principal amortization of indebtedness	416	456
Adjusted Cash from Operations	741	851

Appendix Table A-6: Growth Investments 5 Year Average CAFD

($ in millions)	Mt Storm 5 Year Ave. - 2022-2026
Net Income	$8
Depreciation, Amortization, and ARO Expense	5
Adjusted EBITDA	13
Cash from Operating Activities	13
Maintenance capital expenditures	(3)
Estimated Cash Available for Distribution	$10

7 Adjustment to reflect cash generated from sales-type lease projects
8 Distribution from unconsolidated affiliates can be classified as Return of Investment on Unconsolidated Affiliates when actuals are reported. This is below cash from operating activities
9 Primarily relates to Thermal Development Expenses
10 Includes tax equity proceeds and distributions to tax equity partners

Non-GAAP Financial Information

EBITDA and Adjusted EBITDA

EBITDA, Adjusted EBITDA, and Cash Available for Distribution (CAFD) are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of non-GAAP financial measures should not be construed as an inference that Clearway Energy’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because Clearway Energy considers it an important supplemental measure of its performance and believes debt and equity holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:
•EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•EBITDA does not reflect changes in, or cash requirements for, working capital needs;
•EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies in this industry may calculate EBITDA differently than Clearway Energy does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of Clearway Energy’s business. Clearway Energy compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for mark-to-market gains or losses, non-cash equity compensation expense, asset write offs and impairments; and factors which we do not consider indicative of future operating performance such as transition and integration related costs. The reader is encouraged to evaluate each adjustment and the reasons Clearway Energy considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future Clearway Energy may incur expenses similar to the adjustments in this news release.

Management believes Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. This measure is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Additionally, Management believes that investors commonly adjust EBITDA information to eliminate the effect of restructuring and other expenses, which vary widely from company to company and impair comparability. As we define it, Adjusted EBITDA represents EBITDA adjusted for the effects of impairment losses, gains or losses on sales, non-cash equity compensation expense, dispositions or retirements of assets, any mark-to-market gains or losses from accounting for derivatives, adjustments to exclude gains or losses on the repurchase, modification or extinguishment of debt, and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. We adjust for these items in our Adjusted EBITDA as our management believes that these items would distort their ability to efficiently view and assess our core operating trends.

In summary, our management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our Board of Directors, shareholders, creditors, analysts and investors concerning our financial performance.

Cash Available for Distribution

A non-GAAP measure, Cash Available for Distribution is defined as of March 31, 2021 as Adjusted EBITDA plus cash distributions/return of investment from unconsolidated affiliates, adjustments to reflect CAFD generated by unconsolidated investments that were not able to distribute project dividends prior to PG&E's emergence from bankruptcy on July 1, 2020 and subsequent release post-bankruptcy, cash receipts from notes receivable, cash distributions from noncontrolling interests, adjustments to reflect sales-type lease cash payments, less cash distributions to noncontrolling interests, maintenance capital expenditures, pro-rata Adjusted EBITDA from unconsolidated affiliates, cash interest paid, income taxes paid, principal amortization of indebtedness, changes in prepaid and accrued capacity payments, and adjusted for development expenses. Management believes CAFD is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors.

We believe CAFD is useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of our ability to make quarterly distributions. In addition, CAFD is used by our management team for determining future acquisitions and managing our growth. The GAAP measure most directly comparable to CAFD is cash provided by operating activities.

However, CAFD has limitations as an analytical tool because it does not include changes in operating assets and liabilities and excludes the effect of certain other cash flow items, all of which could have a material effect on our financial condition and results from operations. CAFD is a non-GAAP measure and should not be considered an alternative to cash provided by operating activities or any other performance or liquidity measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs. In addition, our calculations of CAFD are not necessarily comparable to CAFD as calculated by other companies. Investors should not rely on these measures as a substitute for any GAAP measure, including cash provided by operating activities.